EXHIBIT 99.2

CORPORATE PARTICIPANTS

John Boomer Helen of Troy Limited - SVP

Gerald Rubin Helen of Troy Limited - Chairman, President and CEO

Tom Benson Helen of Troy Limited - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Bob Labick CJS Securities - Analyst

Lee Giordano Imperial Capital - Analyst

Elizabeth Bland Janney Capital Markets - Analyst

PRESENTATION

Operator

Good day, and welcome to the Helen of Troy Limited first-quarter 2014 earnings call. Today’s conference is being recorded.

And at this time, I would like to turn the conference over to John Boomer, Senior Vice President. Please go ahead.

John Boomer  — Helen of Troy Limited - SVP

Good afternoon, everyone, and welcome to Helen of Troy’s first-quarter of fiscal year 2014 earnings conference call. The agenda for the call this afternoon is as follows. I will begin with a brief discussion of forward-looking statements. Mr. Gerald Rubin, our Chairman, CEO and President, will then discuss the factors that drove our growth in the quarter. Then Tom Benson, our Chief Financial Officer, will review our financials and outlook in more detail. Following this, we will take the questions that you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other similar words identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information, and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners to not place undue reliance on forward-looking statements or any non-GAAP information.

Before I turn the conference call over to our Chairman, I would like to inform all interested parties that a copy of today’s earnings release has been posted to our website at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be accessed by selecting the Investor Relations tab on our home page, and then the News tab.

I will now turn the conference over to Jerry Rubin.

Gerald Rubin  — Helen of Troy Limited - Chairman, President and CEO

Thank you, John, and good afternoon, everybody, and welcome to our first quarter of fiscal year 2014’s earnings conference call. We are off to a solid start in fiscal year 2014. During the quarter, we increased our net sales revenue and managed expenses well to deliver a 4.9% increase in adjusted operating income; a 6.5% increase in adjusted EBITDA; and a 10.8% increase in adjusted diluted EPS.

Growth in the quarter was led by our Housewares segment, which grew sales by 5.4% and was driven by the success of our new OXO Cleaning utility line; expanded shelf space at several key retailers; and new customer distribution in the current fiscal year. We also achieved growth of 2.6% in our Healthcare/Home Environment segment, which experienced net sales increases in the water filtration category resulting from our refined advertising and promotional activity. This was offset somewhat by lower sales of our insect control devices resulting from a cool spring in North America, and lower fan sales in North America and the Latin American region.

JULY 09, 2013 / 08:45PM  GMT, HELE - Q1 2014 Helen of Troy Ltd Earnings Conference Call

The Personal Care segment posted a decline in net sales revenue of 1.8% as gains in our professional appliance, brushes, combs and accessory, and international regions were offset by declines in our domestic retail appliance and grooming, skincare, and hair care solution product categories. Our grooming, skincare and hair care solutions product category continues to encounter particularly difficult retail conditions, including significant new competitive products launched in hair care; inventory rationalization at large retailers; and changing customer order replenishment practices, leading to elevated out-of-stock positions on retail shelves.

Looking at the big picture, I’m pleased with the progress we’re making on our long-term strategic initiatives. We continue to see good organic growth in our business overall, as we remain focused on product innovation to provide consumers with the products and solutions they need and want. As discussed on our fourth-quarter call, we have several exciting upcoming launches in the Housewares and Healthcare/Home Environment segments designed to drive growth in the current fiscal year and beyond. In the Personal Care segment, we continue to further improve the organizational structure and refine our marketing and promotional activities.

Our balance sheet remains strong; and coupled with the cash generation of our business, provides us with excellent flexibility to pursue our growth. We continue to invest in all of our businesses for growth beyond this year, through new product introductions; the extension of our brands into adjacent categories; and geographic expansion, coupled with targeted marketing support. We are on track to open our new 1.3 million square foot distribution facility in Olive Branch, Mississippi, in the third quarter of fiscal year 2014, which will accommodate anticipated future growth. As always, we continue to pursue acquisitions that are in line with our stringent acquisition criteria and which will grow our Company and increase value for our shareholders.

In closing, this was a good quarter, as we continued to execute on our strategic objectives to leverage our portfolio of leading brands for long-term growth. We remain comfortable with our outlook and in our ability to deliver on the objectives we have set for ourselves this year.

I now would like to turn the conference call over to Tom Benson, our CFO, who will give you the financial highlights of the quarter and update you on our financial guidance for the fiscal year 2014.

Tom Benson  — Helen of Troy Limited - SVP, CFO

Thank you, Jerry. Good afternoon, everyone. I’d like to start my discussion by reviewing our reported first-quarter of fiscal year 2014 financial results from this afternoon’s press release. Net sales revenue for the first quarter of fiscal year 2014 increased 1.4% to $304.5 million. As Jerry mentioned, this reflects growth in the Housewares segment, which consists of our OXO business, of 5.4%; and growth in the Healthcare/Home Environment segment, which consists of the Kaz and PUR business, of 2.6%.

As expected, we saw a decline in the Personal Care segment of 1.8%, reflecting a still-difficult retail environment. Foreign currency negatively impacted revenue by $1.2 million, which mostly affected the Personal Care and Healthcare/Home Environment segments. As a reminder, we have fully anniversaried our acquisition of PUR, and all net sales revenue growth is from our core business, as shown in the table titled “Net Sales Revenue by Segment” in the earnings release we issued today.

Consolidated gross profit was 39.5% of net sales compared to 40.4% in the first quarter of fiscal year 2013, reflecting increased promotional program costs; the effect of foreign currency exchange rates; and the continuing trend of general product cost increases across all segments. Selling, general and administrative expense in the first quarter of fiscal year 2014 was 28.7% of net sales, compared to 30% of net sales in the first quarter of fiscal year 2013, an improvement of 1.3 percentage points.

The decrease primarily reflects lower outbound freight costs; third-party transition service expenses related to the PUR acquisition incurred last year, but not repeated this year; reduced advertising costs; a gain from a litigation settlement; and the favorable impact of foreign currency exchange rate fluctuations, partially offset by higher incentive compensation costs.

Operating income for the first quarter of fiscal 2014 was $20.6 million, or 6.8% of net sales, and includes the impact of $12 million in non-cash asset impairment charges related to certain trademarks in the Personal Care segment. As mentioned on our fourth-quarter call, we conduct an annual evaluation of goodwill and indefinite-lived intangible assets for impairment during the first quarter of each fiscal year. This compares to operating income of $31.1 million or 10.4% of net sales in the first quarter of fiscal year 2013.

Adjusted operating income was $32.7 million, or 10.7% of net sales, a 30 basis point margin improvement compared to the same period last year. The income tax rate as a percent of income before taxes for the first quarter was 19%, compared to 15.7% in the first quarter of fiscal year 2013. The higher effective tax rate is primarily due to shifts in the mix of taxable income in various high and low tax rate jurisdictions, primarily as a result of the Kaz and PUR acquisitions, and was also impacted by the non-cash asset impairment charges for which the related tax benefit was minimal. As a result, we now expect our effective tax rate for fiscal year 2014 to range between 18% and 20%.

Net income for the first quarter of fiscal year 2014 decreased 39% to $14.4 million, or 4.7% of net sales, compared to $23.5 million, or 7.8% of net sales in the prior-year first quarter, reflecting the impact of the after-tax, non-cash impairment charges of $12 million. Adjusted income increased 12.6% to $26.4 million, or 8.7% of net sales, compared to $23.5 million, or 7.8% of net sales in the prior-year first quarter. Adjusted diluted EPS rose 10.8% to $0.82 per diluted share.

Now moving on to our financial position at May 31, 2013, compared to May 31, 2012. Accounts receivable were $206 million compared to $188.3 million, and receivable turnover remained the same at 61 days. Inventory was $288.4 million compared to $260 million, reflecting the inclusion of PUR inventory which had not yet been purchased at the same time last year; a buildup of PUR inventory in connection with the relocation of production to a new manufacturer; higher insect control inventory due to a cool spring season; and higher Personal Care appliance inventory. The Company remains comfortable with the composition of its inventory at quarter-end.

Total short- and long-term debt declined by $111.2 million to $224.8 million, compared to $336 million. Shareholders’ equity increased to $944.3 million compared to $827.5 million.

Now I’d like to turn to our outlook for fiscal year 2014. We expect net sales revenue in the range of $1.29 billion to $1.32 billion, and GAAP diluted earnings per share in the range of $3.13 to $3.23, which includes the after-tax impact of non-cash asset impairment charges of $0.37 per share recorded in the first quarter of fiscal year 2014.

We expect adjusted diluted EPS to be in the range of $3.50 to $3.60, which is consistent with the Company’s previous guidance. The earnings guidance reflects the negative impact of the difficult retail environment; a conservative approach to the cough/cold/flu season; product cost increases across all segments; and an increase in non-cash compensation expense for our CEO.

We continue to expect capital expenditures for the fiscal year 2014 to be in the range of $40 million to $45 million, with approximately $33 million related to the completion of our new 1.3 million square foot distribution center in Olive Branch, Mississippi.

In summary, as our first-quarter fiscal year 2014 results illustrate, we continue to diligently control our costs while investing appropriately for future growth. The cash flow generation of our business is strong, and we have significant resources to pursue our growth objectives.

Operator, we’ll now turn it over for questions. Thank you.

QUESTION AND ANSWER

Operator

(Operator Instructions). Bob Labick, CJS Securities.

Bob Labick  — CJS Securities - Analyst

Good afternoon. Congratulations on a nice start to the fiscal year.

Gerald Rubin  — Helen of Troy Limited - Chairman, President and CEO

Thank you, Bob.

Bob Labick  — CJS Securities - Analyst

I just wanted to start in the Personal Care segment. And first, if you could just give us a little background on the impairment, and what went into it, how it was determined, and what happened there? And then just onto the ongoing business there, if you could also talk about what actions you’re taking to combat the tough retail environment.

Tom Benson  — Helen of Troy Limited - SVP, CFO

Bob, the impairment, as we mentioned — in the first quarter of each fiscal year, based on our accounting policies, we do a review of our goodwill and indefinite-lived intangible assets. Some of our indefinite-lived intangible assets are — they are trademarks that are tied to specific brands. And in some of those brands, we’ve had sales decreases.

As a result of that, we had this $12 million impairment that we reported in the first quarter. What you do is you take the earnings power of those brands and the sales that you expect from those brands, and you do a discounted cash flow based on what they call a relief from royalty method, to come up with a value. And you compare that value to the carrying value of the intangibles, the trademarks. So, that’s the basis of how we did it; and the results of the annual impairment test, too.

Jerry will talk about what we’re doing in the Personal Care area to improve results.

Gerald Rubin  — Helen of Troy Limited - Chairman, President and CEO

Well, Bob, there’s two different areas in Personal Care. One is the Personal Care Electrics, which is very, very competitive. We’re combating that by new products, which we’re very aggressive with; and seeking new customers that we currently don’t sell. In the liquids and lotions, it’s also very competitive because some of the major vendors have aggressively introduced new products and they’ve spent a fortune in advertising, which is now subsiding a little bit.

So we’re switching some of our advertising; we’re not cutting back on our advertising, but we’re being a little bit more aggressive in couponing, which our competitors are doing more of also, which hopefully will pay off. Because a coupon means that someone went and bought the product. They got a discount. And hopefully, if they like the product, then they’ll come back and use it again. But that’s what we’re doing in both those areas to combat the competition.

Bob Labick  — CJS Securities - Analyst

Okay, great. Very helpful, thanks. And then switching over to PUR in particular, you mentioned some nice growth there. Have you gotten out some new products yet? I know you have owned it for a little while and you are looking to introduce new products maybe later in this year. Or is that still to come? And is that still an opportunity for you on that side?

Tom Benson  — Helen of Troy Limited - SVP, CFO

The new products will be coming out later this year. The growth in PUR was our continuing investment in advertising the brand, and it was a more detailed execution with our retail partners. It’s been under our ownership about 1.5 years. Most of the plans — the retail execution plans were in place last year when we bought it. So we’ve been working on working closer with the retailers. And we had positive increases in sales. We did commit additional advertising dollars, and we had couponing events and everything. And we continue to do a lot of media advertising to build the brand.

Bob Labick  — CJS Securities - Analyst

Okay, great. I’ll ask one more, and then I’ll get back in the queue. Just the quarterly capital allocation, capital structure question — where do you stand right now? What’s the right leverage in uses of free cash flow, and specifically share repurchase, versus the acquisition environment out there?

Gerald Rubin  — Helen of Troy Limited - Chairman, President and CEO

As you know, Bob, we are not overleveraged. Our leverage is, I think, 1.5 to 1, EBITDA to debt. And as you know, we are actively seeking acquisitions at the present time.

So if we don’t find any brands or acquisitions to purchase in the near future, then of course we will consider the stock purchases. We did purchase some stock in the last quarter; we did buy 46,679 shares for $1.8 million this past quarter. Our first priority is acquisitions at the present time, and then we’ll see how that works out in the near future.

Bob Labick  — CJS Securities - Analyst

Okay, great. I’ll get back in the queue. Thank you.

Operator

(Operator Instructions). Lee Giordano, Imperial Capital.

Lee Giordano  — Imperial Capital - Analyst

Thanks. Good afternoon, everybody. Just a question on the Housewares segment. Is a mid- to high-single-digit growth rate a reasonable expectation going forward for OXO? Or do you think you can get back to double digits with some of the new products that you’re looking to introduce going forward? Thanks.

Gerald Rubin  — Helen of Troy Limited - Chairman, President and CEO

Well, right now we are saying the same thing we did last quarter — it’s going to be middle- to high-single-digits. And we’ll see how the year goes to get to double digits. We’ll do our best. But right now, it’s single- to high-, I know, for the quarter. We were up 5.4%. We’re working towards increasing that, but that’s where we stand right now.

Lee Giordano  — Imperial Capital - Analyst

Got it. And looking at the gross margin, are you still expecting promotional program costs to stay at an elevated level out there? Or are you expecting perhaps that to ease as you go through the year? Thanks.

Gerald Rubin  — Helen of Troy Limited - Chairman, President and CEO

I think our gross profit is going to stay pretty close to what it currently is for the year. And also, we’re projecting the SG&A side also to be the same as the 28.7% for the fiscal year. So, we’re looking for everything to be stable in both the gross profit and in the SG&A.

Lee Giordano  — Imperial Capital - Analyst

Thank you.

Operator

John San Marco, Janney Capital Markets.

Elizabeth Bland  — Janney Capital Markets - Analyst

Hi, this is actually Elizabeth Bland subbing in for John. Just wondering if it’s possible to quantify any one-time costs you expect from running the duplicative distribution centers this summer.

Tom Benson  — Helen of Troy Limited - SVP, CFO

Yes, I think I mentioned, maybe in the fourth quarter, we’re probably going to have an overlap of two months where we’re going to have started filling and operating our new warehouse, and we’ll still be leasing the old warehouse. So, we are going to have some extra cost. We’re not predicting them to be greater than $1 million. So it’s not — in the big scheme, it’s not going to be that meaningful, but there will be some extra cost.

And those costs should all go away by the end of the fiscal year; or, for sure, the first quarter, because we’re going to complete the move in the first quarter.

Elizabeth Bland  — Janney Capital Markets - Analyst

Great, thanks. That’s all for me.

Operator

(Operator Instructions). Okay, it appears that there are no further questions in the queue.

At this time, I’ll turn things back over to management for any additional or closing remarks.

Gerald Rubin  — Helen of Troy Limited - Chairman, President and CEO

I just have a comment that I wanted to make on the Helen of Troy stock. For the year, year to date, Helen of Troy stock has increased 23.5%, which is greater than the Dow Jones, which was 16.8%. The S&P was 15.9%. And NASDAQ, that was 13.4%.

I want to thank everybody for participating in our first-quarter conference call. And I look forward to talking to you all in the second quarter. Thank you again for listening in.

Operator

And, again, this does conclude today’s conference call. Thank you all for your participation. You may now disconnect.